EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333- 232388) on Form S-8, in the registration statements (No. 333-249905, No. 333-240208 and No. 333-173942) on Form S-3, and in the registration statements (No. 333-268496, No. 333-237842, No. 333-196004 and No. 333-194101) on Form S-4 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Provident Financial Services, Inc. and subsidiary and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
March 1, 2023